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                          AGREEMENT AND PLAN OF MERGER



                           DATED AS OF AUGUST 25, 2004


                                 BY AND BETWEEN



                    FIRST FEDERAL BANC OF THE SOUTHWEST, INC.



                                       AND



                               GFSB BANCORP, INC.






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



                                TABLE OF CONTENTS
                                                                        Page No.

Introductory Statement                                                     4
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ARTICLE I DEFINITIONS                                                      5
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ARTICLE II THE MERGER                                                     11
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   2.1      THE MERGER                                                    11
   2.2      CLOSING                                                       11
   2.3      EFFECTIVE TIME                                                11
   2.4      EFFECTS OF THE MERGER                                         11
   2.5      EFFECT ON OUTSTANDING SHARES OF GFSB COMMON STOCK             12
   2.6      ELECTION AND PRORATION PROCEDURES.                            12
   2.7      EXCHANGE PROCEDURES                                           15
   2.8      EFFECT ON OUTSTANDING SHARES OF FFBSW COMMON STOCK            18
   2.9      DIRECTORS AFTER EFFECTIVE TIME                                18
   2.10     CERTIFICATE OF INCORPORATION AND BYLAWS                       18
   2.11     TREATMENT OF STOCK OPTIONS AND RESTRICTED STOCK               18
   2.12     DISSENTERS' RIGHTS                                            19
   2.13     BANK MERGER.                                                  19
   2.14     ALTERNATIVE STRUCTURE                                         19
ARTICLE III REPRESENTATIONS AND WARRANTIES                                20
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   3.1      DISCLOSURE LETTERS                                            20
   3.2      REPRESENTATIONS AND WARRANTIES OF GFSB                        20
   3.3      REPRESENTATIONS AND WARRANTIES OF                             36
ARTICLE IV CONDUCT PENDING THE MERGER                                     44
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   4.1      FORBEARANCES BY GFSB                                          44
   4.2      FORBEARANCES BY FFBSW                                         47
ARTICLE V COVENANTS                                                       48
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   5.1      ACQUISITION PROPOSALS                                         48
   5.2      CERTAIN POLICIES AND ACTIONS OF GFSB                          49
   5.3      ACCESS AND INFORMATION                                        49
   5.4      APPLICATIONS; CONSENTS; TRANSITION                            50
   5.5      ANTITAKEOVER PROVISIONS                                       51
   5.6      ADDITIONAL AGREEMENTS                                         51
   5.7      PUBLICITY                                                     52
   5.8      STOCKHOLDER MEETINGS                                          52
   5.9      REGISTRATION OF FFBSW COMMON STOCK                            53
   5.10     AFFILIATE LETTERS                                             54
   5.11     NOTIFICATION OF CERTAIN MATTERS                               54
   5.12     EMPLOYEE BENEFITS MATTERS                                     54
   5.13     INDEMNIFICATION                                               57
   5.14     SECTION 16 MATTERS                                            58
   5.15     DIVIDENDS                                                     58
ARTICLE VI CONDITIONS TO CONSUMMATION                                     58
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   6.1      CONDITIONS TO EACH PARTY'S OBLIGATIONS                        58
   6.2      CONDITIONS TO THE OBLIGATIONS OF FFBSW                        60
   6.3      CONDITIONS TO THE OBLIGATIONS OF GFSB                         61

ARTICLE VII  TERMINATION                                                  61
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   7.1       TERMINATION                                                  61
   7.2       TERMINATION FEE                                              63
   7.3       EFFECT OF TERMINATION                                        63
ARTICLE VIII CERTAIN OTHER MATTERS                                        64
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   8.1       INTERPRETATION                                               64
   8.2       SURVIVAL                                                     64
   8.3       WAIVER; AMENDMENT                                            64
   8.4       COUNTERPARTS                                                 64
   8.5       GOVERNING LAW                                                64
   8.6       EXPENSES                                                     64
   8.7       NOTICES                                                      65
   8.8       ENTIRE AGREEMENT; ETC.                                       65
   8.9       SUCCESSORS AND ASSIGNS; ASSIGNMENT                           66


EXHIBITS

Exhibit A         Form of GFSB Director Voting Agreement
Exhibit B         Form of FFBSW Director Voting Agreement
Exhibit C         Form of Plan of Bank Merger
Exhibit D         Form of Affiliate Letter

                          AGREEMENT AND PLAN OF MERGER

         This is an AGREEMENT AND PLAN OF MERGER, dated as of the 25th day of August, 2004 ("AGREEMENT"), by and between FIRST FEDERAL BANC OF THE SOUTHWEST, INC., a Delaware corporation ("FFBSW"), and GFSB BANCORP, INC., a Delaware corporation ("GFSB").

                             INTRODUCTORY STATEMENT

         The Board of Directors of each of FFBSW and GFSB (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of FFBSW or GFSB, as the case may be, and in the best long-term interests of the stockholders of FFBSW or GFSB, as the case may be, and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies.

         The parties hereto intend that the Merger (as defined herein) shall qualify as a reorganization under the provisions of Section 368(a) of the IRC for federal income tax purposes.

         FFBSW and GFSB each desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

         As a condition and inducement to FFBSW's willingness to enter into this Agreement, at or prior to the date of this Agreement, each of the members of the Board of Directors of GFSB has entered into an agreement dated as of the date hereof in the form of Exhibit A pursuant to which he will vote his shares of
                       ---------
GFSB Common Stock in favor of this Agreement and the transactions contemplated hereby .


         As a condition and inducement to GFSB's willingness to enter into this Agreement, each director and advisory director of FFBSW has entered into an agreement dated as of the date hereof in the form of Exhibit B pursuant to which
                                                     ---------
he or she will vote his or her shares of FFBSW Common Stock in favor of this Agreement and the transactions contemplated hereby.

         In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                    ARTICLE I
                                  DEFINITIONS

For purposes of this Agreement:

         "ACQUISITION PROPOSAL" means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving GFSB or any of its Subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of GFSB's consolidated assets in a single transaction or series of transactions;
(iii) any tender offer or exchange offer for 25% or more of the outstanding shares of GFSB's capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in an any of the foregoing.

         "AGREEMENT" means this Agreement, as amended, modified, or amended and restated from time to time in accordance with its terms.

         "BANK  MERGER"  shall  have the  meaning  given to that term in Section
2.13.

         "BANK MERGER ACT" means the Bank Merger Act, as amended.

         "CASH  CONSIDERATION"  shall  have the  meaning  given to that  term in
Section 2.5(a).

         "CASH ELECTION" shall have the meaning given to that term in Section 2.6(b).

         "CASH  ELECTION  SHARES"  shall have the meaning  given to that term in
Section 2.6(b).

         "CERTIFICATE" shall have the meaning given to that term in Section 2.6(c).

         "CERTIFICATE  OF MERGER"  shall have the meaning  given to that term in
Section 2.3.

         "CLOSING" shall have the meaning given to that term in Section 2.2.

         "CLOSING  DATE"  shall have the  meaning  given to that term in Section
2.2.

         "CONTINUING  EMPLOYEE"  shall  have the  meaning  given to that term in
Section 5.12(a).

         "CRA" means the Community Reinvestment Act.

         "DGCL" means the Delaware General Corporation Law.

         "DISCLOSURE  LETTER"  shall  have the  meaning  given  to that  term in
Section 3.1.

         "DISSENTERS'  SHARES"  shall  have the  meaning  given to that  term in
Section 2.12.

         "EFFECTIVE TIME" shall have the meaning given to that term in Section 2.3.

         "ELECTION  DEADLINE"  shall  have the  meaning  given  to that  term in
Section 2.6(c).

         "ELECTION FORM" shall have the meaning given to that term in Section 2.6(a).

         "ENVIRONMENTAL LAW" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, directive, executive or administrative order, judgment, decree, injunction, or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called "Superfund" or "Superlien" law, each as amended and as now in effect.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" means any entity that is considered one employer with GFSB under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the IRC.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "EXCHANGE AGENT" shall have the meaning given to that term in Section 2.6(c).

         "EXCHANGE RATIO" shall have the meaning given to that term in Section 2.5(a).

         "EXCLUDED SHARES" shall consist of (i) Dissenters' Shares and (ii) shares held directly or indirectly by FFBSW (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted).

         "FDIA" means the Federal Deposit Insurance Act, as amended.

         "FDIC" means the Federal Deposit Insurance Corporation.

         "FFBSW" shall have the meaning given to that term in the preamble.

         "FFBSW COMMON STOCK" means the common stock, par value $.01 per share, of FFBSW.

         "FFBSW PRICE" means one hundred sixty-five percent (165%) of the fully diluted book value per share of FFBSW Common Stock as determined in accordance with generally accepted accounting principles as of September 30, 2004 ; provided, however, that the FFBSW Price shall be appropriately adjusted to take into account any FFBSW stock split, stock dividend, reclassification, special distribution or similar transaction which shall occur or be declared prior to the Effective Time.

         "FFBSW STOCKHOLDER MEETING" shall have the meaning given to that term on Section 5.8.

         "GFSB" shall have the meaning given to that term in the preamble and shall include all predecessor entities of GFSB.

         "GFSB COMMON STOCK" means the common stock, par value $.10 per share, of GFSB.

         "GFSB  EMPLOYEE  PLANS"  shall have the  meaning  given to that term in
Section 3.2(r)(i).

         "GFSB OPTION" shall have the meaning given to that term in Section 2.11(a).

         "GFSB  PENSION  PLAN"  shall  have the  meaning  given to that  term in
Section 3.2(r)(iii).

         "GFSB  QUALIFIED  PLAN"  shall have the  meaning  given to that term in
Section 3.2(r)(iv).

         "GFSB'S REPORTS" shall have the meaning given to that term in Section 3.2(g).

         "FRB" mean the Board of Governors of the Federal Reserve System.

         "GFSB STOCKHOLDER MEETING" shall have the meaning given to that term in
Section 5.8.

         "GALLUP FEDERAL" shall have the meaning given to that term in Section 2.13.

         "GALLUP  FEDERAL  ESOP"  shall have the  meaning  given to that term in
Section 5.12(d).

         "GAAP" means generally accepted accounting principles.

         "GOVERNMENT REGULATOR" means any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank or savings association deposits.

         "GOVERNMENTAL  ENTITY"  means  any  court,   administrative  agency  or
commission or other governmental authority or instrumentality.

         "HAZARDOUS MATERIAL" means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

         "HOLA" means the Home Owners' Loan Act, as amended.

         "INDEMNIFIED  PARTY"  shall  have the  meaning  given  to that  term in
Section 5.13(a).

         "IRC" means the Internal Revenue Code of 1986, as amended.

         "IRS" means the Internal Revenue Service.

         "KNOWLEDGE" means, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party or any officer of that party with the title ranking not less than senior vice president.

         "LETTER OF  TRANSMITTAL"  shall have the meaning  given to that term in
Section 2.7(a).

         "LIEN" means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

         "LOAN" means a loan, lease, advance, credit enhancement, guarantee or other extension of credit.

         "LOAN PROPERTY" means any property in which the applicable party (or a subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

         "MAILING DATE" shall have the meaning given to that term in Section 2.6(a).

         "MATERIAL ADVERSE EFFECT" means an effect which is material and adverse to the business, financial condition or results of operations of GFSB or FFBSW, as the context may dictate, and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from any (i) changes in laws, rules or regulations or generally accepted accounting principles or regulatory accounting requirements or interpretations thereof that apply to both FFBSW and GFSB, or to financial and/or depository institutions generally, (ii) changes in economic conditions affecting financial institutions generally within the region in which FFBSW and GFSB operate, including but not limited to, changes in the general level of market interest rates, (iii) actions and omissions of FFBSW or GFSB taken consistent with the terms of the Agreement in contemplation of the transactions contemplated hereby and (iv) direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement, including but not limited to reasonable compensation expenses incurred or to be incurred as a result of the transactions contemplated
(provided that it is consistent with the terms of the Agreement ), and compliance by FFBSW with the Securities Act, shall not be considered in determining if a Material Adverse Effect has occurred.

         "MAXIMUM INSURANCE AMOUNT" shall have the meaning given to that term in
Section 5.13(c).

         "MERGER" shall have the meaning given to that term in Section 2.1.

         "MERGER  CONSIDERATION"  shall have the  meaning  given to that term in
Section 2.5(a).

         "MIXED ELECTION" shall have the meaning given to that term in Section 2.6(b).

         "NASD" means the National Association of Securities Dealers, Inc.

         "NON-ELECTION" shall have the meaning given to that term in Section 2.6(b).

         "NON-ELECTION  SHARES"  shall  have the  meaning  given to that term in
Section 2.6(b).

         "OTS" means the Office of Thrift Supervision.

         "PARTICIPATION FACILITY" means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

         "PERSON" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

         "PROXY STATEMENT-PROSPECTUS" shall have the meaning given to that term in Section 5.9(a).

         "REGISTRATION  STATEMENT"  shall have the meaning given to that term in
Section 5.9(a).

         "REPRESENTATIVE" shall have the meaning given to that term in Section 2.6(b).

         "SEC" means the United States Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "SHORTFALL NUMBER" shall have the meaning given to that term in Section 2.6(e)(ii).

         "STOCK  CONSIDERATION"  shall  have the  meaning  given to that term in
Section 2.5(a).

         "STOCK CONVERSION  NUMBER" shall have the meaning given to that term in
Section 2.6(d).

         "STOCK ELECTION" shall have the meaning given to that term in Section 2.6(b).

         "STOCK  ELECTION  SHARES"  shall have the meaning given to that term in
Section 2.6(b).

         "STOCK  ELECTION  NUMBER"  shall have the meaning given to that term in
Section 2.6(b).

         "SUBSIDIARY" means a corporation, financial institution, partnership, joint venture or other entity in which GFSB or FFBSW, as the case may be, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein and includes all predecessor entities thereof.

     "SUPERIOR PROPOSAL" means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal that (i) GFSB's Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if accepted, be reasonably likely to be consummated, (ii) is for 100% of the outstanding shares of GFSB Common Stock and (iii) is, in the opinion of GFSB's Board of Directors after consultation with its financial advisor, more favorable to the stockholders of GFSB from a financial point of view than the transactions contemplated hereby.

     "SURVIVING  CORPORATION"  shall  have the  meaning  given  to that  term in
Section 2.1.

     "TAXES" means all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes and any applicable interest and penalties related thereto.

                                   ARTICLE II
                                   THE MERGER

     2.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, GFSB will merge with and into FFBSW ("MERGER") at the Effective Time. At the Effective Time, the separate corporate existence of GFSB shall cease. FFBSW shall be the surviving corporation (hereinafter sometimes referred to in such capacity as the "SURVIVING CORPORATION") in the Merger and shall continue to be governed by the DGCL and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

     2.2 CLOSING. The closing of the Merger (the "CLOSING") will take place in the offices of Luse Gorman Pomerenk & Schick, P.C., 5335 Wisconsin Avenue, N.W., Suite 400, Washington, DC 20015 at 2:00 p.m., Washington, DC time, on the fifth business day following satisfaction or waiver of the conditions to Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), or such later date as the parties may otherwise agree (the "CLOSING DATE").

     2.3 EFFECTIVE TIME. In connection with the Closing, FFBSW shall duly execute, deliver and file a certificate of merger (the "CERTIFICATE OF MERGER") with the Delaware Secretary of State. The parties will make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such later date or time as FFBSW and GFSB agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being the "EFFECTIVE TIME").

     2.4 EFFECTS OF THE MERGER. The Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, FFBSW shall possess all of the properties, rights, privileges, powers and franchises of GFSB and be subject to all of the debts, liabilities and obligations of GFSB.

     2.5 EFFECT ON OUTSTANDING SHARES OF GFSB COMMON STOCK.

          (a) Subject to the provisions of Section 2.6 hereof, by virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of GFSB Common Stock issued and outstanding at the Effective Time, other than Excluded Shares, shall become and be converted into, at the election of the holder as provided in and subject to the limitations set forth in this Agreement, either (i) the right to receive $20.00 in cash without interest (the "CASH CONSIDERATION") or (ii) the number of shares of FFBSW Common Stock equal to the Exchange Ratio (as defined below) (the "STOCK CONSIDERATION"). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the "MERGER CONSIDERATION." The "EXCHANGE RATIO" shall be equal to the quotient of $20.00 divided by the FFBSW Price.

          (b) Notwithstanding any other provision of this Agreement, no fraction of a share of FFBSW Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, FFBSW shall pay to each holder of GFSB Common Stock who would otherwise be entitled to a fraction of a share of FFBSW Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the FFBSW Price.

          (c) If, between the date of this Agreement and the Effective Time, the outstanding shares of FFBSW Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be adjusted appropriately to provide the holders of GFSB Common Stock the same economic effect as contemplated by this Agreement prior to such event.

          (d) As of the Effective Time, each Excluded Share, other than Dissenters' Shares, shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. All shares of GFSB Common Stock that are held by FFBSW, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled and shall constitute authorized but unissued shares. In addition, no Dissenters' Shares shall be converted into the Cash Consideration or the Stock Consideration pursuant to this Section 2.5 but instead shall be treated in accordance with the provisions set forth in Section 2.12 of this Agreement.

     2.6 ELECTION AND PRORATION PROCEDURES.

          (a) An election form in such form as GFSB and FFBSW shall mutually agree (an "ELECTION FORM") shall be mailed on the Mailing Date (as defined below) to each holder of record of shares of GFSB Common Stock as of a record date which shall be the same date as the record date for eligibility to vote on the Merger. The

"MAILING DATE" shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of GFSB Common Stock. FFBSW shall make available AS MANY Election Forms as may be reasonably requested by all persons who become holders of GFSB Common Stock after the record date for eligibility to vote on the Merger and prior to the Election Deadline (as defined herein), and GFSB shall provide to the Exchange Agent (as defined herein) all information reasonably necessary for it to perform its obligations as specified herein.

          (b) Each Election Form shall entitle the holder of shares of GFSB Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder's shares (a "CASH ELECTION"), (ii) elect to receive the Stock Consideration for all of such holder's shares (a "STOCK ELECTION"), (iii) elect to receive the Cash Consideration with respect to some of such holder's shares and the Stock Consideration with respect to such holder's remaining shares (a "MIXED ELECTION") or (iv) make no election or to indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a "NON-ELECTION"). Holders of record of shares of GFSB Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "REPRESENTATIVE") may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of GFSB Common Stock held by that Representative for a particular beneficial owner. Shares of GFSB Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as "CASH ELECTION SHARES." Shares of GFSB Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as "STOCK ELECTION SHARES." Shares of GFSB Common Stock as to which no election has been made are referred to as "NON-ELECTION SHARES." The aggregate number of shares of GFSB Common Stock with respect to which a Stock Election has been made is referred to herein as the "STOCK ELECTION NUMBER."

          (c) To be effective, a properly completed Election Form must be received by an independent party appointed by FFBSW and consented to by GFSB, which consent shall not be unreasonably withheld, to act as an exchange agent (the "EXCHANGE AGENT") on or before 5:00 p.m. local time on the third business day immediately preceding GFSB's Stockholder Meeting or on such other time and date as GFSB and FFBSW may mutually agree) (the "ELECTION DEADLINE"). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates representing GFSB Common Stock ("CERTIFICATES") (or customary affidavits and, if required by FFBSW pursuant to Section 2.7(i), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of GFSB Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any GFSB stockholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any GFSB stockholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All elections shall be revoked automatically if the Exchange Agent is notified in writing by FFBSW and GFSB that this Agreement has been terminated. If a stockholder either (i) does not submit a properly completed Election Form by the Election Deadline or (ii) revokes its Election Form prior to the Election Deadline and does not submit a new properly executed Election Form prior to the Election Deadline, the shares of GFSB Common Stock held by such stockholder shall be designated Non-Election Shares. FFBSW shall cause the Certificates representing GFSB Common Stock described in (ii) to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

          (d) Notwithstanding any other provision contained in this Agreement, 51% of the total number of shares of GFSB Common Stock outstanding at the Effective Time (the "STOCK CONVERSION NUMBER") shall be converted into the Stock Consideration and the remaining outstanding shares of GFSB Common Stock (excluding Excluded Shares) shall be converted into the Cash Consideration; provided, however, that for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the IRC and, notwithstanding anything to the contrary contained herein, in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the IRC, FFBSW may increase the number of shares of GFSB Common Stock that will be converted into the Stock Consideration and reduce the number of shares of GFSB Common Stock that will be converted into the right to receive the Cash Consideration to ensure that the Stock Consideration will represent not less than 45% of the value of the aggregate Merger Consideration, increased by the value of any Excluded Shares, each as measured as of the Effective Time.

          (e) Within three business days after the later to occur of the Election Deadline or the Effective Time, FFBSW shall cause the Exchange Agent to effect the allocation among holders of GFSB Common Stock of rights to receive the Cash Consideration and the Stock Consideration and to distribute such consideration as follows:

               (i) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive (A) the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by (2) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number and (B) the Cash Consideration in respect of the remaining number of such holder's Stock Election Shares;

               (ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "SHORTFALL NUMBER"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

                    (A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive (1) the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares and (2) the Cash Consideration in respect of the remaining number of such holder's Non-Election Shares; or

                    (B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive (1) the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares and (2) the Cash Consideration in respect of the remaining number of such holder's Cash Election Shares.

     For purposes of the foregoing calculations, Excluded Shares shall be deemed to be Cash Election Shares. For purposes of this Section 2.6(e), if FFBSW is obligated to increase the number of shares of GFSB Common Stock to be converted into shares of FFBSW Common Stock as a result of the application of the last clause of Section 2.6(d) above, then the higher number shall be substituted for the Stock Conversion Number in the calculations set forth in this Section 2.6(e).

     2.7  EXCHANGE PROCEDURES.

          (a) Appropriate transmittal materials ("LETTER OF TRANSMITTAL") in a form satisfactory to FFBSW and GFSB shall be mailed within five (5) business days after the Effective Time to each holder of record of GFSB Common Stock as of the Effective Time who did not previously submit a completed Election Form. A Letter of Transmittal will be deemed properly completed only if accompanied by certificates representing all shares of GFSB Common Stock to be converted thereby.

          (b) At and after the Effective Time, each Certificate (except as specifically set forth in Section 2.5(d)) shall represent only the right to receive the Merger Consideration.

          (c) Prior to the Effective Time, FFBSW shall (i) reserve for issuance with its transfer agent and registrar a sufficient number of shares of FFBSW Common Stock to provide for payment of the aggregate Stock Consideration and
(ii) deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of GFSB Common Stock, an amount of cash sufficient to pay the aggregate Cash Consideration.

          (d) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as FFBSW may reasonably determine and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of FFBSW Common Stock that such holder has the right to receive pursuant to Section 2.5, if any, and a check in the amount equal to the cash that such holder has the right to receive pursuant to Section 2.5, if any, (including any cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Section 2.5, and any dividends or other distributions to which such holder is entitled pursuant to Section 2.5). Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute FFBSW Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of FFBSW Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of GFSB Common Stock not registered in the transfer records of GFSB, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such GFSB Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of FFBSW and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

          (e) No dividends or other distributions declared or made after the Effective Time with respect to FFBSW Common Stock issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of FFBSW Common Stock hereunder until such person surrenders his or her Certificates in accordance with this Section 2.7. Upon the surrender of such person's Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of FFBSW Common Stock represented by such person's Certificates.

          (f) The stock transfer books of GFSB shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of GFSB of any shares of GFSB Common Stock. If, after the Effective Time, Certificates are presented to FFBSW, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.7.

          (g) Any portion of the aggregate amount of cash to be paid pursuant to
Section 2.5, any  dividends or other  distributions  to be paid pursuant to this
Section 2.7 or any proceeds from any investments thereof that remains unclaimed by the stockholders of GFSB for one year after the Effective Time shall be repaid by the Exchange Agent to FFBSW upon the written request of FFBSW. After such request is made, any stockholders of GFSB who have not theretofore complied with this Section 2.7 shall look only to FFBSW for the Merger Consideration deliverable in respect of each share of GFSB Common Stock such stockholder holds, as determined pursuant to Section 2.5 of this Agreement, without any interest thereon. If outstanding Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of FFBSW (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of GFSB Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (h) FFBSW and the Exchange Agent shall be entitled to rely upon GFSB's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, FFBSW and the Exchange Agent shall be entitled to deposit any Merger Consideration deliverable in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

          (i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or FFBSW, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 2.5.

     2.8 EFFECT ON OUTSTANDING SHARES OF FFBSW COMMON STOCK. At and after the Effective Time, each share of FFBSW Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

     2.9 DIRECTORS AFTER EFFECTIVE TIME. Immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified, the directors of the Surviving Corporation shall consist of the directors of FFBSW serving immediately prior to the Effective Time and the directors of First Federal Bank shall consist of the current directors of First Federal Bank serving at the Effective Time; provided, however, that FFBSW shall offer to Richard C. Kauzlaric and Michael P. Mataya the opportunity to serve on its Board of Directors and the Board of Directors of First Federal Bank.

     2.10 CERTIFICATE OF INCORPORATION AND BYLAWS. The certificate of incorporation of FFBSW, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law. The bylaws of FFBSW, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

     2.11 TREATMENT OF STOCK OPTIONS AND RESTRICTED STOCK.

          (a) Each option to purchase shares of GFSB Common Stock issued by GFSB and outstanding at the Effective Time (a "GFSB OPTION") pursuant to any GFSB stock option whether or not then vested or exercisable, shall be cancelled and all rights thereunder shall be extinguished. As consideration for such cancellation, FFSBW shall make payment immediately at the Effective Time to each holder of a GFSB Option of an amount of Merger Consideration determined by multiplying (x) the number of shares of GFSB Common Stock subject to such holder's GFSB Option by (y) an amount equal to the excess (if any) of $20 over the exercise price per share of such GFSB Option (the "Option Value"), provided, however, that such Option Value shall be paid as follows:

          (i) a number of whole shares of FFBSW Common Stock equal to a fraction, the numerator of which is the Option Value multiplied by
          0.51 and the denominator of which is the FFBSW Price, with cash paid in lieu of fractional shares; and

          (ii) an amount of cash equal to the Option Value multiplied by 0.49;

provided further, no such payment shall be made to such holder unless and until such holder has executed and delivered to GFSB an instrument in such form prescribed by FFBSW and reasonably satisfactory to GFSB accepting such payment in full settlement of his or her rights relative to GFSB Option. GFSB shall take all actions which are necessary or appropriate to carry out the intention of the above.

          (b) Awards outstanding as of the date hereof under GFSB's Management Stock Bonus Plan, to the extent not already vested, shall vest and shall represent the right to receive the same rights provided to other holders of GFSB Common Stock pursuant to Section 2.5(a) above. GFSB agrees to take or to cause to be taken all actions necessary to provide for such conversion at or prior to the Effective Time, and shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a share of restricted GFSB Common Stock with regard to the conversion of such shares in accordance with the terms of this Agreement.

     2.12 DISSENTERS' RIGHTS. Notwithstanding any other provision of this Agreement to the contrary, shares of GFSB Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger and who have filed with GFSB a written objection to the Merger in accordance with the DGCL (collectively, the "DISSENTERS' SHARES") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled only to such rights as are granted by applicable law, except that all Dissenters' Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to payment of the fair value of their shares under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 2.7 of the GFSB Certificate or GFSB Certificates that, immediately prior to the Effective Time, evidenced such shares. GFSB shall give FFBSW (i) prompt notice of any written objections to the Merger and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the DGCL consistent with the obligations of GFSB thereunder. GFSB shall not, except with the prior written consent of FFBSW, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for payment or (z) waive any failure to timely deliver a written demand for payment or timely take any other action in accordance with the DGCL.

     2.13 BANK MERGER. Concurrently with or as soon as practicable after the execution and delivery of this Agreement, First Federal Bank, a wholly owned subsidiary of FFBSW, and Gallup Federal Savings Bank ("GALLUP FEDERAL"), a wholly owned subsidiary of GFSB, shall enter into the Plan of Bank Merger, in the form attached hereto as Exhibit C, pursuant to which Gallup Federal will
                              ---------
merge with and into First Federal Bank (the "BANK MERGER"). The parties intend that the Bank Merger will become effective simultaneously with or immediately following the Effective Time.

     2.14 ALTERNATIVE STRUCTURE. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, FFBSW may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions as FFBSW may reasonably determine to effect the purposes of this Agreement; provided, however, that such revised structure shall not (i) alter or change the amount or kind of the Merger Consideration, (ii) change the intended federal income tax consequences of the transactions contemplated by this Agreement or (iii) materially impede or delay the receipt of any regulatory approval referred to in, or the consummation of the transactions contemplated by, this

Agreement. In the event that FFBSW elects to make such a revision, the parties agree to execute appropriate documents to reflect the revised structure.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

     3.1 DISCLOSURE LETTERS. Prior to the execution and delivery of this Agreement, FFBSW and GFSB have each delivered to the other a letter (each, its "DISCLOSURE LETTER") setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate in relation to any or all of their respective representations and warranties (and making specific reference to the Section of this Agreement to which they relate); provided, that no such fact, circumstance or event is required to be set forth in the Disclosure Letter as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standards of Section 6.2(a) or
Section 6.3(a) as applicable. The mere inclusion of a fact, circumstance or event in a Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect. Any matter disclosed pursuant to one section of a party's Disclosure Letter shall be deemed disclosed for all purposes of such party's Disclosure Letter.

     3.2 REPRESENTATIONS AND WARRANTIES OF GFSB. GFSB represents and warrants to FFBSW that, except as disclosed in GFSB's Disclosure Letter:

          (a) Organization and Qualification. GFSB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is registered with the OTS as a savings and loan holding company. GFSB has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. GFSB is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on GFSB.

          (b) Subsidiaries.

               (i) GFSB's  Disclosure  Letter sets forth with respect to each of
GFSB's Subsidiaries its name, its jurisdiction of incorporation, GFSB's percentage ownership, the number of shares of stock owned or controlled by GFSB and the name and number of shares held by any other person who owns any stock of the Subsidiary. GFSB owns of record and beneficially, directly or indirectly, all the capital stock of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to GFSB's right to vote or dispose of any equity securities of its Subsidiaries. GFSB's ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by savings and loan holding companies or federally chartered savings associations.

               (ii) Each of GFSB's Subsidiaries is a corporation or insured depository institution duly organized and validly existing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on such Subsidiary.

               (iii) The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of GFSB are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

               (iv) No Subsidiary of GFSB other than Gallup Federal is an "insured depository institution" as defined in the FDIA and the applicable regulations thereunder. Gallup Federal is a qualified thrift lender pursuant to
Section 10(m) of the HOLA and its deposits are insured by the FDIC through the Savings Association Insurance Fund to the fullest extent permitted by law. Gallup Federal is a member in good standing of the Federal Home Loan Bank of Dallas.

          (c) Capital Structure.

               (i) The authorized capital stock of GFSB consists of:

                    (A) 1,500,000 shares of GFSB Common Stock; and

                    (B) 500,000 shares of preferred stock, par value $.10 per share.

               (ii) As of the date of this Agreement:

                    (A) 1,146,645 shares of GFSB Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws .

                    (B) no shares of GFSB preferred stock are issued and outstanding; and

                    (C) no shares of GFSB Common Stock are reserved for issuance under any director or employee benefit plan except that:

                         (1) 96,896 shares are issued and  outstanding  and held
by the ESOP Trust for the GFSB Employee Stock Ownership Plan; and

                         (2) 217,474 shares reserved for issuance under the GFSB
Stock Option Plan of which 100,294 shares are subject to outstanding awards.

               (iii) Set forth in GFSB's Disclosure Letter is a complete and accurate list of all outstanding GFSB Options, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of termination, shares subject to each grant and whether stock appreciation, limited or other similar rights were granted in connection with such options.

               (iv) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of GFSB may vote are issued or outstanding.

               (v) Except as set forth in this Section 3.2(c) and the GFSB Disclosure Letter as of the date of this Agreement, (A) no shares of capital stock or other voting securities of GFSB or any of its Subsidiaries are issued, reserved for issuance or outstanding and (B) neither GFSB nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating GFSB or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of GFSB or obligating GFSB or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. Except as set forth in the GFSB Disclosure Letter, as of the date hereof, there are no outstanding contractual obligations of GFSB or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of GFSB or any of its Subsidiaries.

          (d) Authority. GFSB has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of GFSB's Board of Directors, and no other corporate proceedings on the part of GFSB are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the REQUISITE vote of the holders of GFSB Common Stock. This Agreement has been duly and validly executed and delivered by GFSB and constitutes a valid and binding obligation of GFSB, enforceable against GFSB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

          (e) No Violations. The execution, delivery and performance of this Agreement by GFSB do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming all required governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which GFSB or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the certificate of incorporation or bylaws of GFSB or the similar organizational documents of any of its Subsidiaries or
(iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of GFSB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which GFSB or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on GFSB.

          (f) Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by GFSB of this Agreement or the consummation by GFSB of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger, except for (i) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of the related waiting period required by, federal and state banking authorities, (ii) filing of the Registration Statement with the SEC and declaration by the SEC of the Registration Statement's effectiveness under the Securities Act, and (iii) the registration or qualification of the shares of FFBSW Common Stock to be issued in exchange for shares of GFSB Common Stock under state securities or "blue sky" laws and Exchange Act registration and Nasdaq listing. As of the date hereof, GFSB knows of no reason pertaining to GFSB why any of the approvals referred to in this
Section  3.2(f)  should not
be obtained without the imposition of any material condition or restriction described in Section 6.1(b).

          (g) Securities Filings. Since June 30, 2001, GFSB has filed with the SEC all reports, schedules, registration statements, definitive proxy statements and other documents that it has been required to file under the Securities Act or the Exchange Act (collectively, "GFSB'S REPORTS"). GFSB has made available to FFBSW an accurate and complete copy of (i) each of GFSB's Reports and (ii) each communication mailed by GFSB to its stockholders prior to the date hereof. None of GFSB's Reports or such communications contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of GFSB's Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder. Each of the financial statements (including, in each case, any notes thereto) of GFSB included in GFSB's Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

          (h) Financial Statements. GFSB has previously made available to FFBSW copies of (i) the consolidated balance sheets of GFSB and its Subsidiaries as of June 30, 2003 and 2002 and related consolidated statements of income, cash flows and changes in stockholders' equity for each of the years in the two-year period ended June 30, 2003, together with the notes thereto, accompanied by the audit report of GFSB's independent public auditors, as reported in GFSB's Annual Report on Form 10-KSB for the year ended June 30, 2003 filed with the SEC, (ii) the unaudited consolidated balance sheet of GFSB and its Subsidiaries as of March 31, 2004 and the related consolidated statements of income and cash flows for the nine months ended March 31, 2004 and 2003, as reported in GFSB's Quarterly Report on Form 10-QSB for the period ended March 31, 2004 filed with the SEC and (iii) the unaudited condensed consolidated balance sheet of GFSB and its Subsidiaries as of June 30, 2004 and the related unaudited consolidated statements of income and cash flows for the three and twelve month periods ended June 30, 2004 as reported in GFSB's Reports. Such financial statements were prepared from the books and records of GFSB and its Subsidiaries, fairly present the consolidated financial position of GFSB and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of GFSB and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes to the extent permitted under applicable regulations. The books and records of GFSB and its Subsidiaries have been, and are being, maintained in all respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

          (i) Undisclosed Liabilities. Except as set forth on the GFSB Disclosure Letter, neither GFSB nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of GFSB as of March 31, 2004 as included in GFSB's Quarterly Report on Form 10-QSB for the period ended March 31, 2004, except for (i) liabilities incurred since March 31, 2004 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on GFSB and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

          (j) Absence of Certain Changes or Events. Except as disclosed in GFSB's Reports filed with the SEC prior to the date of this Agreement or as set forth in the GFSB Disclosure Letter, and except for actions and omissions of GFSB taken with the prior written consent of FFBSW, which consent shall not be unreasonably withheld, in contemplation of the transactions contemplated hereby and for direct effects of compliance with this Agreement on the operating performance of GFSB, including expenses incurred by GFSB in consummating the transactions contemplated by this Agreement, since June 30, 2003: (i) GFSB and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices, (ii) there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on GFSB or on the ability of GFSB to complete the transactions contemplated by this Agreement, (iii) there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by GFSB or any of its Subsidiaries to any of their respective directors, officers or employees, other than in conformity with the policies and practices of such entity in the usual and ordinary course of its business, (iv) neither GFSB nor any of its Subsidiaries has paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their directors, officers or employees and (v) there has been no change in any accounting principles, practices or methods of GFSB or any of its Subsidiaries other than as required by GAAP.

          (k) Litigation. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of GFSB, threatened against or affecting GFSB or any of its Subsidiaries or any property or asset of GFSB or any of its Subsidiaries that (i) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on GFSB or (ii) challenge the validity or propriety of the transactions contemplated by this Agreement. To the knowledge of GFSB, there are no investigations, reviews or inquiries by any court or Governmental Entity pending or threatened against GFSB or any of its Subsidiaries. Except as set forth in the GFSB Disclosure Letter, there are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against GFSB or any of its Subsidiaries.

          (l) Absence of Regulatory Actions. Since January 1, 2000, neither GFSB nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. There are no unresolved violations, criticisms or exceptions by any Government Regulator with respect to any report or statement relating to any examinations of GFSB or its Subsidiaries.

          (m) Compliance with Laws. GFSB and each of its Subsidiaries conducts its business in compliance in all material respects with all statutes, laws, regulations, ordinances, rules, judgements, orders or decrees applicable to it or the employees conducting such business. GFSB and each of its Subsidiaries has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the knowledge of GFSB, no suspension or cancellation of any of them is threatened. Except as set forth in the GFSB Disclosure Letter, neither GFSB nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity.

          (n) Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of GFSB or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by GFSB or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on GFSB's balance sheet (in accordance with GAAP). There is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of GFSB or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where GFSB or any of its Subsidiaries do not file tax returns that GFSB or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to GFSB or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on GFSB's balance sheet (in accordance with GAAP). GFSB and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. GFSB and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and GFSB and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements. Except as set forth in the GFSB Disclosure Letter, neither GFSB nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement, in the payment of any "excess parachute payments" within the meaning of Section 280G of the IRC and neither GFSB nor any of its Subsidiaries has made any payments and is not a party to any agreement, and does not maintain any plan, program or arrangement, that could require it to make any payments (including any deemed payment of compensation upon the exercise of a GFSB Option or upon the issuance of any GFSB Common Stock), that would not be fully deductible by reason of Section 162(m) of the IRC.

          (o) Agreements.

               (i) Except as set forth on the GFSB Disclosure Letter, GFSB and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) to be performed after the date hereof that has not been filed with GFSB's Reports.

               (ii) GFSB's Disclosure Letter lists any contract, arrangement, commitment or understanding (whether written or oral) not filed with GFSB's Reports to which GFSB or any of its Subsidiaries is a party or is bound:

                    (A) with any executive officer or other key employee of GFSB or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving GFSB or any of its Subsidiaries of the nature contemplated by this Agreement;

                    (B) with respect to the employment of any directors, officers, employees or consultants;

                    (C) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan);

                    (D) containing covenants that limit the ability of GFSB or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, GFSB (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency);

                    (E) pursuant to which GFSB or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity;

                    (F) not fully disclosed in GFSB's Reports that relates to borrowings of money (or guarantees thereof) by GFSB or any of its Subsidiaries in excess of $25,000; or

                    (G) which is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $10,000 on an annual basis.

          (iii) Except as set forth on the GFSB Disclosure Letter, neither GFSB nor any of its Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of GFSB, no other party to any such agreement (excluding any loan or extension of credit made by GFSB or any of its Subsidiaries) is in default in any respect thereunder.

     (p) Intellectual Property. Except as set forth on the GFSB Disclosure Letter, GFSB and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks, trademarks and other proprietary intellectual property material to its businesses, and neither GFSB nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of GFSB and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

     (q) Labor Matters. GFSB and its Subsidiaries are in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither GFSB nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is GFSB or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor, to the knowledge of GFSB, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving GFSB or any of its Subsidiaries pending or, to the knowledge of GFSB, threatened.

     (r) Employee Benefit Plans.

               (i) GFSB's Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, recognition and retention, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of GFSB or any of its Subsidiaries (hereinafter referred to collectively as the "GFSB EMPLOYEE PLANS"). True and complete copies of each agreement, plan, trust agreement, Form 5500 filed with the IRS for the three most recently completed plan years, the most recent actuarial report and financial statement, the most recent summary plan description, the most recent determination letter issued by the IRS, any Form 5310 or Form 5330 filed with the IRS, any loan agreements and related documents evidencing any outstanding loan to an employee stock ownership plan maintained by GFSB or any Subsidiary, and other documents referenced in GFSB's Disclosure Letter have been made available to FFBSW. There has been no announcement or commitment by GFSB or any of its Subsidiaries to create an additional GFSB Employee Plan, or to amend any GFSB Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such GFSB Employee Plan.

               (ii) To the knowledge of GFSB, there is no pending or threatened litigation, administrative action or proceeding relating to any GFSB Employee Plan. All of the GFSB Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws, including but not limited to the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, and any regulations and rules promulgated thereunder, and all filings, disclosures, notices required by ERISA, the IRC, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. There has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the GFSB Employee Plans which is likely to result in the imposition of any penalties or taxes upon GFSB or any of its Subsidiaries under
Section 502(i) of ERISA or Section 4975 of the IRC, and neither GFSB nor any of its Subsidiaries, nor any GFSB Employee Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which any of the aforesaid persons or entities would reasonably be expected to be subject to either a civil liability or penalty pursuant to
Section 409 of ERISA.

               (iii) No liability to the Pension Benefit Guarantee Corporation has been or is expected by GFSB or any of its Subsidiaries to be incurred with respect to any GFSB Employee Plan which is subject to Title IV of ERISA ("GFSB PENSION Plan"), or with respect to any "single-employer plan" (as defined in
Section 4001(a) of ERISA) currently or formerly maintained by GFSB or any ERISA Affiliate. No GFSB Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each GFSB Pension

Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such GFSB Pension Plan as of the end of the most recent plan year with respect to the respective GFSB Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such GFSB Pension Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any GFSB Pension Plan within the 12-month period ending on the date hereof. Neither GFSB nor any of its Subsidiaries has provided, or is required to provide, security to any GFSB Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC. Neither GFSB, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980.

               (iv) Each GFSB Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a "GFSB QUALIFIED PLAN") has received a favorable determination letter from the IRS, and GFSB and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each GFSB Qualified Plan that is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the IRC) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the IRC and the regulations thereunder in all material respects and any assets of any such GFSB Qualified Plan that, as of the end of the plan year, are not allocated to participants' individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

               (v) Neither GFSB nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any GFSB Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals.

               (vi) All contributions required to be made under the terms of any GFSB Employee Plan or ERISA Affiliate plan or any employee benefit arrangement to which GFSB or Gallup Federal is a party or sponsor have been timely made, and all anticipated contributions and funding obligations are accrued monthly on GFSB consolidated financial statements to the extent required and in accordance with GAAP. GFSB and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable GFSB Employee Plan in accordance with applicable laws and GAAP consistently applied. None of GFSB, Gallup Federal or any ERISA Affiliate (i) has provided, or would reasonably be expected to be required to provide, security to any GFSB Pension Plan or to any ERISA Affiliate plan pursuant to Section 401(a)(29) of the IRC, or (ii) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the IRC or pursuant to ERISA.

               (vii) Except as set forth on the GFSB Disclosure Letter, The consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any GFSB Employee Plan or (C) result in any increase in benefits payable under any GFSB Employee Plan.

               (viii) Neither GFSB nor Gallup Federal maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the IRC and the regulations issued thereunder.

               (ix) Except as set forth on the GFSB Disclosure Letter, the consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of GFSB or Gallup Federal to any actual or deemed payment (or benefit) which would constitute a "parachute payment" (as such term is defined in Section 280G of the IRC).

          (s) Properties.

               (i) A description of each parcel of real property owned by GFSB or a Subsidiary of GFSB is set forth in GFSB's Disclosure Letter. GFSB and each of its Subsidiaries has good and marketable title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens except (A) liens for taxes not yet due and payable, (B) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby and (C) as reflected on the consolidated balance sheet of GFSB as of March 31, 2004 included in GFSB's Reports. All real property and fixtures of GFSB and each of its Subsidiaries are in a good state of maintenance and repair (normal wear and tear excepted), conform in all material respects with all applicable ordinances, regulations and zoning laws and are considered by GFSB to be adequate for the current business of GFSB and its Subsidiaries. To the knowledge of GFSB, none of the buildings, structures or other improvements located on its real property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

               (ii) Except as set forth in the GFSB Disclosure Letter, GFSB and each of its Subsidiaries has good and marketable title to all tangible material personal property owned by it, free and clear of all Liens except such encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. With respect to personal property used in the business of GFSB and its Subsidiaries that is leased rather than owned, neither GFSB nor any of its Subsidiaries is in default under the terms of any such lease.

               (iii) A description of all real property leased by GFSB or a Subsidiary of GFSB is set forth in GFSB's Disclosure Letter. Each lease pursuant to which GFSB or any of its Subsidiaries as lessee, leases real or personal property, is valid and in full force and effect and neither GFSB nor any of its Subsidiaries, nor, to GFSB's knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease.

          (t) Fairness Opinion. GFSB has received the opinion of The Wallach Company, a division of McDonald Investments Inc. to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to GFSB's stockholders.

          (u) Fees. Other than financial advisory services performed for GFSB by The Wallach Company, a division of McDonald Investments pursuant to an agreement dated September 4, 2003, a true and complete copy of which is set forth in GFSB's Disclosure Letter, neither GFSB nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for GFSB or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

          (v) Environmental Matters.

               (i) Except as set forth in the GFSB Disclosure Letter, each of GFSB and its Subsidiaries, the Participation Facilities, and, to the knowledge of GFSB, the Loan Properties are, and have been, in substantial compliance with all Environmental Laws.

               (ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of GFSB, threatened, before any court, governmental agency or board or other forum against GFSB or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by GFSB or any of its Subsidiaries or any Participation Facility.

               (iii) To the knowledge of GFSB, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or GFSB or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

               (iv) Neither GFSB nor any of its Subsidiaries, has received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

               (v) Except as set forth on the GFSB Disclosure Letter, to the knowledge of GFSB and its Subsidiaries, there are no underground storage tanks at any properties owned or operated by GFSB or any of its Subsidiaries or any Participation Facility and no underground storage tanks have been closed or removed from any properties owned or operated by GFSB or any of its Subsidiaries or any Participation Facility.

               (vi) Except as set forth on the GFSB  Disclosure  Letter,  to the knowledge of GFSB and its Subsidiaries during the period of (A) GFSB's or its Subsidiary's ownership or operation of any of their respective current properties or (B) GFSB's or its Subsidiary's participation in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties. To the knowledge of GFSB, prior to the period of (A) GFSB's or its Subsidiary's ownership or operation of any of their respective current properties or (B) GFSB's or its Subsidiary's participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

          (w) Loan Portfolio; Allowance for Loan Losses.

               (i) With respect to each Loan owned by GFSB or its Subsidiaries in whole or in part:

                    (A) The note and the  related  security  documents  are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms subject to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditor's rights and general equity principles;

                    (B) neither GFSB nor any of its Subsidiaries, nor to the knowledge of GFSB and its Subsidiaries, any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

                    (C) GFSB or a Subsidiary of GFSB is the sole holder of legal and beneficial title to each Loan (or GFSB's or its Subsidiary's applicable participation interest, as applicable), except as otherwise referenced on the books and records of GFSB or a Subsidiary of GFSB;

                    (D) the original note and the related security documents are maintained separately by GFSB from the Loan files, and copies of any documents in the Loan files are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file; and

                    (E) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

               (ii) The allowance for loan losses amounts reflected in GFSB's balance sheet at June 30, 2004 was, and the allowance for loan losses shown on the balance sheets in GFSB's Reports for periods ending after June 30, 2004, in the opinion of management, were or will be adequate, as of the dates thereof, under GAAP.

               (iii) The GFSB Disclosure Letter sets forth every GFSB loan, lease or other extension of credit as of July 31, 2004 (A) which is 90 days or more delinquent, (B) has been classified as "special mention", "substandard", "doubtful", "loss", "non-performing", or "of concern", or (C) involves a borrower or collateral in bankruptcy, reorganization or similar proceeding. Since March 31, 2004, there has been no material adverse change in the items listed in parts (A), (B) and (C) of this paragraph.

          (x) Deposits. Except as set forth in the GFSB Disclosure Letter, none of the deposits of Gallup Federal is a "brokered" deposit, as such terms is defined at 12 C.F.R. Section 337.6(a)(2).

          (y) Anti-takeover Provisions Inapplicable. Assuming the accuracy of the representations contained in Section 3.3(f) hereof, the Agreement, the Plan of Bank Merger, the Merger and the Bank Merger are not subject to any provisions of an antitakeover nature contained in GFSB's or its Subsidiaries' organizational documents, and the provisions of any federal or state "anti-takeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

          (z) Material Interests of Certain Persons. No officer or director of GFSB, or any "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of GFSB or any of its subsidiaries, except as set forth on the GFSB Disclosure Letter.

          (aa) Insurance. GFSB and its Subsidiaries are presently insured for amounts and against such risks as is required by law or contract. Such insurance is similar in coverage and amount as the insurance maintained by similar financial institutions. All of the insurance policies and bonds maintained by GFSB and its Subsidiaries are in full force and effect, GFSB and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

          (bb) Investment Securities; Derivatives.

               (i) Except as indicated in the GFSB Disclosure Letter and except for (A) restrictions that exist for securities that are classified as "held to maturity" and (B) securities which are pledged with respect to certain borrowings of GFSB, none of the investment securities held by GFSB or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

               (ii) Except as set forth in the GFSB Disclosure Letter neither GFSB nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives."

          (cc) Indemnification. Except as provided in the certificate of incorporation or bylaws of GFSB and the similar organizational documents of its Subsidiaries and except as set forth in GFSB's Disclosure Letter, neither GFSB nor any of its Subsidiaries is a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of GFSB and, to the knowledge of GFSB, there are no claims for which any such person would be entitled to indemnification under the certificate of incorporation or bylaws of GFSB or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

          (dd) Corporate Documents. GFSB has previously furnished or made available to FFBSW a complete and correct copy of the certificate of incorporation and bylaws of GFSB and similar organizational documents of each of GFSB's Subsidiaries, as in effect as of the date of this Agreement. Neither GFSB nor any of GFSB's Subsidiaries is in violation of its certificate of incorporation, bylaws or similar organizational documents. The minute books of GFSB and each of GFSB's Subsidiaries constitute a complete and correct record of all material actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

          (ee) GFSB Information. The information regarding GFSB and its Subsidiaries to be supplied by GFSB for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement Prospectus (except for such portions thereof as relate only to FFBSW or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          (ff)  Community  Reinvestment  Act  Compliance.  Gallup  Federal is in
material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder except where the failure to be in compliance would not have a Material Adverse Effect of GFSB, and Gallup Federal currently has a CRA rating of satisfactory or better. To the knowledge of GFSB, there is no fact or circumstance or set of facts or circumstances that would cause Gallup Federal to fail to comply with such provisions or cause the CRA rating of Gallup Federal to fall below satisfactory.

          (gg) Tax Treatment of the Merger. GFSB has no knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368 of the IRC.

          (hh) Anti-Money Laundering Compliance. Gallup Federal maintains an effective anti-money laundering program and is in compliance with federal laws and regulations relating to such anti-money laundering program.

               (ii) Voting Requirements.

                    The affirmative vote at the GFSB Stockholders Meeting of the holders of a majority of the outstanding shares of GFSB Common Stock to approve and adopt this Agreement is the only vote of the holders of any class or series of the GFSB's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

     3.3 REPRESENTATIONS AND WARRANTIES OF FFBSW. FFBSW represents and warrants to GFSB that, except as set forth in FFBSW's Disclosure Letter:

          (a) Organization and Qualification. FFBSW is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a registered savings and loan holding company with the OTS. FFBSW has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. FFBSW is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on FFBSW.

          (b) Subsidiaries.

               (i) FFBSW owns of record and beneficially all the capital stock of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to FFBSW's right to vote or dispose of any equity securities of its Subsidiaries. FFBSW's ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations.

               (ii) Each of FFBSW's Subsidiaries is a corporation or insured depository institution duly organized and validly existing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on FFBSW.

               (iii) The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. Except as set forth in the Disclosure Letter, no shares of capital stock of any Subsidiary are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

               (iv) No Subsidiary of FFBSW other than First Federal Bank is an "insured depository institution" as defined in the FDIA and the applicable regulations thereunder. First Federal Bank's deposits are insured by the FDIC to the fullest extent permitted by law. First Federal Bank is a member in good standing of the Federal Home Loan Bank of Dallas.

          (c) Capital Structure.

               (i) The authorized capital stock of FFBSW consists of:

                    (A) 1,000,000 shares of FFBSW Common Stock; and

                    (B) 500,000 shares of preferred stock, par value $.01 per share.

               (ii) As of the date of this Agreement:

                    (A) 395,196 shares of FFBSW Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws;

                    (B) no shares of FFBSW preferred stock are issued and outstanding; and

                    (C) 70,885 shares of FFBSW Common Stock are reserved for issuance under FFBSW's stock-based benefit plans and awards covering 20,950 shares are currently outstanding thereunder.

               (iii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of FFBSW may vote are issued or outstanding.

               (iv) As of the date of this Agreement, (A) no shares of capital stock or other voting securities of FFBSW are issued, reserved for issuance or outstanding and (B) neither FFBSW nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating FFBSW or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of FFBSW or obligating FFBSW or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. Except as set forth in the FFBSW Disclosure Letter, there are no outstanding contractual obligations of FFBSW or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of FFBSW or any of its Subsidiaries.

               (v) The shares of FFBSW Common Stock to be issued in exchange for shares of GFSB Common Stock upon consummation of the Merger in accordance with this Agreement have been duly authorized and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, free of any liens or encumbrances and subject to no preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of FFBSW or to any agreement to which FFBSW is a party or by which it is bound.

               (vi) It is understood that FFBSW may implement a 8:1 or other stock split between the date hereof and the Effective Time, although it is under no obligation to do so. The information contained in this part (c) regarding FFBSW's outstanding shares and stock options shall not be deemed incorrect to the extent it changes as a result of a stock split.

          (d) Authority. Subject to the requisite approval of the shareholders of FFBSW, FFBSW has all requisite corporate power and authority to enter into this

Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of FFBSW's Board of Directors, and no other corporate proceedings (other than the approval and adoption of this Agreement by FFBSW's stockholders) on the part of FFBSW are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by FFBSW and constitutes a valid and binding obligation of FFBSW, enforceable against FFBSW in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

          (e) No Violations. The execution, delivery and performance of this Agreement by FFBSW do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming all required governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which FFBSW or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the certificate of incorporation or bylaws of FFBSW or the similar organizational documents of any of its Subsidiaries or
(iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of FFBSW or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which FFBSW or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on FFBSW.

          (f) Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by FFBSW of this Agreement or the consummation by FFBSW of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger, except for (i) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of the related waiting period required by, federal and state banking authorities, (ii) filing of the Registration Statement with the SEC and declaration by the SEC of the Registration Statement's effectiveness under the Securities Act, and (iii) the registration or qualification of the shares of FFBSW Common Stock to be issued in exchange for shares of FFBSW Common Stock under the Securities Exchange Act of 1934 and the state securities or "blue sky" laws and (iv) the listing of the FFBSW Common Stock on the National Association of Securities Dealers Automated Quotation system ("NASDAQ") . As of the date hereof, FFBSW knows of no reason pertaining to FFBSW why any of the approvals referred to in this Section 3.3(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.1(b).

          (g) Financial Statements. FFBSW has previously made available to GFSB copies of (i) the consolidated balance sheets of FFBSW and its Subsidiaries as of September 30, 2003 and 2002 and related consolidated statements of income, cash flows and changes in stockholders' equity for the two years ended September 30, 2003, together with the notes thereto, accompanied by the audit report of FFBSW's independent public auditors, as reported in FFBSW's Annual Report and
(ii) the unaudited consolidated balance sheet of FFBSW and its Subsidiaries as of June 30, 2004 and the related consolidated statements of income, cash flows and changes in stockholders' equity for the nine (9) months ended June 30, 2004. Such financial statements were prepared from the books and records of FFBSW and its Subsidiaries, fairly present the consolidated financial position of FFBSW and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of FFBSW and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes to the extent permitted under applicable regulations. The books and records of FFBSW and its Subsidiaries have been, and are being, maintained in all respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

          (h) Absence of Certain Changes or Events. Except as disclosed in FFBSW's Disclosure Letter, since September 30, 2003 (i) FFBSW and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such business consistent with their past practice, (ii) there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on FFBSW or on the ability of FFBSW to complete the transactions contemplated by this Agreement and (iii) there has been no change in any accounting principles, practices or methods of FFBSW or any of its Subsidiaries other than as required by GAAP.

          (i) Litigation. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of FFBSW, threatened against or affecting FFBSW or any of its Subsidiaries or any property or asset of FFBSW or any of its Subsidiaries that (i) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on FFBSW or (ii) challenge the validity or propriety of the transactions contemplated by this Agreement. To the knowledge of FFBSW, there are no investigations, reviews or inquires by any court or Governmental Entity pending or threatened against FFBSW or any of its Subsidiaries. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against FFBSW or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on FFBSW.

          (j) Absence of Regulatory Actions. Since January 1, 1999, neither FFBSW nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. There are no unresolved violations, criticisms or exceptions by any Government Regulator with respect to any report or statement relating to any examinations of FFBSW or its Subsidiaries.

          (k) Compliance with Laws. FFBSW and each of its Subsidiaries conducts its business in compliance with all statutes, laws, regulations, ordinances, rules, judgements, orders or decrees applicable to it or the employees conducting such business. FFBSW and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the knowledge of FFBSW, no suspension or cancellation of any of them is threatened. Neither FFBSW nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on FFBSW.

          (l) Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of FFBSW or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by FFBSW or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on FFBSW's balance sheet (in accordance with GAAP). There is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of FFBSW or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where FFBSW or any of its Subsidiaries do not file tax returns that FFBSW or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to FFBSW or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on FFBSW's balance sheet (in accordance with GAAP). FFBSW and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. FFBSW and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and FFBSW and each of its Subsidiaries has timely complied with all applicable information reporting requirements under
Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

          (m) Agreements. Neither FFBSW nor any of its Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of FFBSW, no other party to any such agreement (excluding any loan or extension of credit made by FFBSW or any of its Subsidiaries) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on FFBSW.

          (n)  FFBSW  Information.  The  information  regarding  FFBSW  and  its
Subsidiaries to be supplied by FFBSW for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement-Prospectus (except for such portions thereof that relate only to GFSB or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

          (o) Community Reinvestment Act Compliance. First Federal Bank is in material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, except where such failure to be in compliance would not reasonably be expected to have a Material Adverse Effect on FFBSW. First Federal Bank currently has a CRA rating of satisfactory or better. To the knowledge of FFBSW, there is no fact or circumstance or set of facts or circumstances that would cause First Federal Bank to fail to comply with such provisions or cause the CRA rating of First Federal Bank to fall below satisfactory.

          (p) Tax Treatment of the Merger. FFBSW has no knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368 of the IRC.

          (q) Availability of Funds. FFBSW has and will have available to it at the Effective Time, sources of capital sufficient to pay the aggregate Cash
Consideration and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby. First Federal Bank is, and immediately following the

Merger and the Bank Merger will be, in compliance with all applicable capital requirements.

          (r) Anti-Money Laundering. First Federal Bank maintains an effective anti-money laundering program and is in compliance with federal law and regulations relating to such anti-money laundering program.

          (s) Undisclosed Liabilities. Except as set forth on the FFBSW Disclosure Letter, neither FFBSW nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of FFBSW as of March 31, 2004, except for (i) liabilities incurred since March 31, 2004 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on FFBSW and
(ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

          (t) Voting Requirements. The affirmative vote at the FFBSW Stockholders Meeting of the holders of a majority of the outstanding shares of FFBSW Common Stock to approve and adopt this Agreement is the only vote of the holders of any class or series of the FFBSW's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

          (u) Title to Properties. FFBSW has good and marketable title to all of its respective properties, interests in properties and assets, real and personal, reflected on its balance sheets as of June 30, 2004 (the "Balance Sheet Date") as provided to GFSB pursuant to Section 3.3(g) hereof, or acquired after the Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business. All properties used in the operations of FFBSW are reflected in the FFBSW's balance sheets to the extent GAAP require the same to be reflected. All leases are in good standing, are valid and effective in accordance with their respective terms, and there is not under any such leases any existing default or event of default (or event which with notice or lapse of timing, or both, would constitute a default).

          (v) Environmental. To the knowledge of FFBSW, FFBSW is in compliance with all applicable Environmental Laws and FFBSW has all permits, authorizations and approvals required under applicable Environmental Laws and is in compliance with the requirements of such permits, authorizations and approvals. To the knowledge of FFBSW, there are no pending or threatened Environmental Claims (as defined below) against FFBSW. "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law.

          (w) Loans; Allowance for Loan Losses. All of the loans on the books of FFBSW are valid and properly documented and were made in the ordinary course of business, and the security therefore, if any, is valid and properly perfected. Neither the terms of such loans, nor any of the loan documentation, nor the manner in which such loans have been administered and services, nor FFBSW's procedures and practices of approving or rejecting loan applications, violates any applicable law, rule or regulation thereto. The allowance for loan losses reflected on FFBSW's consolidated balance sheet as of June 30, 2004, is and in the case of subsequently delivered financial statements by FFBSW to GFSB, if any, in the opinion of management, adequate under GAAP as of such date.

                                   ARTICLE IV
                           CONDUCT PENDING THE MERGER

     4.1 FORBEARANCES BY GFSB. Except as expressly contemplated or permitted by this Agreement and to the extent required by law or regulation, during the period from the date of this Agreement to the Effective Time, GFSB shall not, nor shall GFSB permit any of its Subsidiaries to, without the prior written consent of FFBSW, which consent shall not be unreasonably withheld:

          (a) conduct its business other than in the regular, ordinary and usual course consistent with past practice; use commercially reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; or take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

          (b) (i) incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, other than (x) demand deposits, NOW, money market and passbook deposit accounts, (y) securities sold with an agreement to repurchase within one year, federal funds purchases with terms of one year or less, and borrowings from a Federal Home Loan Bank that mature within one year and (z) certificates of deposit that mature within 36 months; provided, however, that in no event shall any new borrowings under this Section exceed an aggregate of $2.0 million; provided further, that this Section shall not apply to overnight borrowings by Gallup Federal;

               (ii) prepay any indebtedness or other similar arrangements so as to cause GFSB to incur any prepayment penalty thereunder;

          (c) (i) adjust, split, combine or reclassify any capital stock;

               (ii) make, declare or pay any dividend, or make any other distribution on its capital stock, except for regular quarterly cash dividends at a rate not in excess of the lesser of $0.125 per share of GFSB Common Stock or 45% of GFSB's net earnings for the prior quarter;

               (iii) grant any stock awards under the GFSB Employee Plans (other than the ESOP) or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

               (iv) issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock except pursuant to the exercise of stock options as of the date hereof;

          (d) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets with a value of $100,000 or more to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

          (e) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

          (f) enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those contracts or agreements individually involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $25,000 per annum and other than contracts or agreements covered by Section 4.1(g);

          (g) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (i) in conformity with existing lending practices in amounts not to exceed an aggregate of $350,000 per borrower with respect to any individual borrower in the case of secured loans and $20,000 in the case of unsecured loans or (ii) loans or advances as to which GFSB has a binding obligation to make such loans or advances as of the date hereof;

          (h) except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of GFSB or Gallup Federal, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

          (i) increase in any manner the compensation or fringe benefits of any of its employees or directors, or pay or make any stock award, cash or stock bonus, pension, retirement allowance or contribution to any such employees or directors not required by any binding agreement in effect as of the date hereof, except for annual non-officer employee salary increases of not more than 5% consistent with past practice;

               (i) except as may be required by law or by the terms of GFSB's 401(k) profit sharing plan, make contributions to become a party to, amend, make contributions to, or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or director;

               (ii)  voluntarily  accelerate  the  vesting of, or the lapsing of
restrictions   with  respect  to,  any  stock   options  or  other   stock-based
compensation;

               (iii) elect to any senior executive office any person who is not a member of its senior executive officer team as of the date of this Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement, or hire any additional employee;

               (iv) submit for approval or ratification any stock option or similar plan to its stockholders; or

               (v) make any monthly contribution to the Gallup Federal ESOP in excess of the scheduled monthly contributions; or

          (j) settle any claim, action or proceeding involving payment by it of money damages in excess of $10,000 or impose any material restriction on its operations or the operations of any of its Subsidiaries;

          (k) amend its certificate of incorporation or bylaws, or similar governing documents;

          (l)  restructure  or  materially  change  its  investment   securities
portfolio through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

          (m) make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than one year;

          (n) make any capital expenditures in excess of $5,000 other than pursuant to binding commitments existing on the date hereof, expenditures necessary to maintain existing assets in good repair, to make payment of necessary taxes;

          (o) establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

          (p) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

          (q) other than pursuant to this Agreement, implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

          (r) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

          (s) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 4.1.

               Any request by GFSB or response thereto by FFBSW shall be made in accordance with the notice provisions of Section 8.7 and shall note that it is a request pursuant to this Section 4.1.

     4.2 FORBEARANCES BY FFBSW. Except as expressly contemplated or permitted by this Agreement, and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, FFBSW shall not, nor shall FFBSW permit any of its Subsidiaries to, without the prior written consent of GFSB, which shall not unreasonably be withheld:

          (a) take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

          (b) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC;

          (c) amend its Certificate of Incorporation or Bylaws in a manner that would adversely affect the benefits of the Merger to the stockholders of GFSB;

          (d) issue any shares of FFBSW Common Stock for consideration other than cash or for a price less than the FFBSW Price, or issue any options for securities convertible into FFBSW Common Stock at a per share price less than the FFBSW Price, or repurchase any shares of FFBSW Common Stock or securities convertible into FFBSW Common Stock for a per share price greater than the FFBSW Price;

          (e) issue any securities with greater voting rights than FFBSW Common Stock or convertible into securities with greater voting rights than FFBSW Common Stock, or having a preference in dividends or liquidation over the FFBSW Common Stock;

          (f) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.2; or

          (g) make, declare or pay any dividend, or make any other distribution on its capital stock, except for an annual dividend declared before September 30, 2004 of up to $2.50 per share of FFBSW Common Stock and quarterly dividends thereafter not to exceed $0.50 per share per quarter of FFBSW Common Stock.

                                    ARTICLE V
                                   COVENANTS

     5.1 ACQUISITION PROPOSALS.

          (a) Except as permitted by this Agreement, GFSB shall not, and shall not authorize or permit any of its Subsidiaries or any of its Subsidiaries' officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by GFSB or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal or (ii) participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than FFBSW), regarding an Acquisition Proposal. Notwithstanding the foregoing, GFSB may, in response to an unsolicited Proposal that did not otherwise result from a breach of this Section 5.1, (x) furnish non-public information with respect to GFSB to the person who made such Acquisition Proposal (y) participate in discussions or negotiations with such person regarding such Acquisition Proposal and (z) recommend such Acquisition Proposal to the stockholders of GFSB, if and so long as GFSB's Board of Directors determines in good faith, , that such action is legally necessary for the proper discharge of its fiduciary duties under applicable law.

          (b) Nothing contained in this Section 5.1 shall prohibit GFSB from at any time taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or making any disclosure required by Rule 14a-9 promulgated under the Exchange Act.

          (c) GFSB will notify FFBSW orally (within two calendar days) and in writing (within three business days) of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to an Acquisition Proposal, including, in each case, the identity of the person making such Acquisition Proposal, request or inquiry and the terms and conditions thereof, and shall provide to FFBSW any written materials received by GFSB or any of its Subsidiaries in connection therewith.. GFSB will keep FFBSW informed of any developments with respect to any such Acquisition Proposal, request or inquiry immediately upon the occurrence thereof. GFSB will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. GFSB will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence of Section 5.1(a) of the obligations undertaken in this Section 5.1. GFSB will promptly request each person (other than FFBSW) that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of a business combination with GFSB or any of its Subsidiaries to return or destroy all confidential information previously furnished to such person by or on behalf of GFSB or any of its Subsidiaries. GFSB shall not release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreement to which it or any of its Subsidiaries is a party.

     5.2 CERTAIN POLICIES AND ACTIONS OF GFSB. At the request of FFBSW, GFSB shall (i) cause Gallup Federal to modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and investment and asset/liability management policies and practices so as to be consistent with those of First Federal Bank and (ii) recognize for financial reporting purposes of all its expenses related to the Merger; provided, however, that GFSB shall not be required to take such actions prior to the date on which all regulatory and stockholder approvals required to consummate the transactions contemplated hereby are received, and until after receipt of written confirmation from FFBSW that the conditions to FFBSW's obligations to close the Merger have been satisfied or waived , and provided further, that such policies and procedures are not prohibited by GAAP or any applicable laws and regulations. GFSB's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.2.

     5.3 ACCESS AND INFORMATION.

          (a) Upon reasonable notice, GFSB shall (and shall cause GFSB's Subsidiaries to) afford FFBSW and its representatives (including, without limitation, directors, officers and employees of FFBSW and its affiliates and counsel, accountants and other professionals retained by FFBSW) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), contracts, properties, personnel and to such other information relating to GFSB and GFSB's Subsidiaries as FFBSW may reasonably request. Upon reasonable notice, FFBSW shall (and shall cause First Federal Bank to) afford GFSB and its representatives (including, without limitation, directors, officers and employees of GFSB and its affiliates and counsel, accountants and other professionals retained by GFSB) such reasonable access during normal business hours throughout the period prior to the Effective Time to the executive officers of FFBSW and First Federal Bank and to such information regarding FFBSW and its Subsidiaries as GFSB may reasonably request. No investigation by any party pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by the other party in this Agreement.

          (b) From the date hereof until the Effective Time, GFSB shall, and shall cause GFSB's Subsidiaries to, promptly provide FFBSW with (i) a copy of each report, schedule, registration statement and other document filed or received by it pursuant to the requirements of the Securities Act or the Exchange Act, (ii) a copy of each report filed with federal banking regulators,
(iii) a copy of each periodic report to its senior management and all materials relating to its business or operations furnished to its Board of Directors, (iv) a copy of each press release made available to the public and (iv) all other information concerning its business, properties and personnel as FFBSW may reasonably request. Notwithstanding the foregoing, neither GFSB nor its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure relates to any party's compliance with this Agreement or would violate the rights of such entity's customers, jeopardize the attorney-client privilege of the entity in possession or control of such information, or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

          (c) GFSB and FFBSW will not, and will cause its representatives not to, use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, GFSB and FFBSW will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 5.3 unless such information (i) was already known to such party or an affiliate, other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to such party or an affiliate from other sources not known by such party to be bound by a confidentiality agreement or other obligation of secrecy, (iii) is disclosed with the prior written approval of the other party or (iv) is or becomes readily ascertainable from published information or trade sources.

          (d) From and after the date hereof, representatives of FFBSW and GFSB shall meet on a regular basis to discuss and plan for the conversion of GFSB's and its Subsidiaries' data processing and related electronic informational systems to those used by FFBSW and its Subsidiaries with the goal of conducting such conversion simultaneously with the consummation of the Bank Merger.

     5.4 APPLICATIONS; CONSENTS; TRANSITION.

          (a) The parties hereto shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof, but in no event later than ninety (90) calendar days, all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. GFSB and FFBSW shall furnish each other with all information concerning themselves, their respective Subsidiaries, and their respective Subsidiaries' directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of FFBSW, GFSB or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement and the Plan of Bank Merger. FFBSW and GFSB shall have the right to review in advance, and to the extent practicable each will consult with the other on, all the information relating to FFBSW and GFSB, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this Section 5.4(a).

          (b) As soon as practicable after the date hereof, each of the parties hereto shall, and they shall cause their respective Subsidiaries to, use its best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement and the Plan of Bank Merger.

          (c) FFBSW and GFSB shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to facilitate the integration of the GFSB and its Subsidiaries, with the businesses of FFBSW and its Subsidiaries to be effective as of the Effective Time. Without limiting the generality of the foregoing, from the date hereof through the Effective Time and consistent with the performance of their day-to-day operations and the continuous operation of the GFSB and its Subsidiaries in the ordinary course of business, GFSB and its Subsidiaries shall cause their employees to use their reasonable best efforts to provide support and assistance to FFBSW on such tasks as may be reasonably required to result in a successful integration at the Effective Time.

     5.5 ANTITAKEOVER PROVISIONS. GFSB and its Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt FFBSW, First Federal Bank, the Agreement, the Plan of Bank Merger and the Merger from any provisions of an antitakeover nature in GFSB's or its Subsidiaries' certificate of incorporation and bylaws, or similar organizational documents, and the provisions of any federal or state antitakeover laws.

     5.6 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

     5.7 PUBLICITY. The initial press release announcing this Agreement shall be a joint press release and thereafter GFSB and FFBSW shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Merger and any other transaction contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange or market with respect thereto; provided, however, that nothing in this
Section 5.7 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to satisfy such party's disclosure obligations imposed by law.

     5.8 STOCKHOLDER MEETINGS.

          (a) GFSB will submit to its stockholders this Agreement and any other matters required to be approved or adopted by stockholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, and subject to receipt by GFSB from FFBSW of a written confirmation of a financial plan for the funding of the Merger Consideration by FFBSW, GFSB will take, in accordance with applicable law and its certificate of incorporation and bylaws, all action necessary to call, give notice of, convene and hold a meeting of its stockholders (the "GFSB STOCKHOLDER MEETING") as promptly as practicable within 60 days of the effectiveness of the Registration Statement for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. GFSB's Board of Directors will use all reasonable best efforts to obtain from GFSB's stockholders a vote approving this Agreement. Except as otherwise provided in Section 5.1(a) of this Agreement and subject to receipt by GFSB of an updated fairness opinion dated no earlier than three (3) calendar days prior to the mailing, (i) GFSB's Board of Directors shall recommend to GFSB's stockholders approval of this Agreement, (ii) the Proxy Statement-Prospectus shall include a statement to the effect that GFSB's Board of Directors has recommended that GFSB's stockholders vote in favor of the approval of this Agreement and (iii) neither GFSB's Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to FFBSW, the recommendation of GFSB's Board of Directors that GFSB's stockholders vote in favor of approval of this Agreement or make any statement in connection with the GFSB Stockholder Meeting inconsistent with such recommendation provided that nothing in this Agreement shall prevent GFSB's Board of Directors from withholding, withdrawing, amending or modifying its recommendation if GFSB's Board of Directors determines, after consultation with its outside counsel, that such action is legally required in order for the directors to comply with their fiduciary duties to GFSB's shareholders under applicable law; provided further, that
Section 5.1 shall govern withholding, withdrawing, amending or modifying of such recommendation in the circumstances described therein.

          (b) FFBSW will submit to its stockholders this Agreement and any other matters required to be approved or adopted by stockholders in connection with this Agreement. In furtherance of that obligation, FFBSW will take, in accordance with

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

applicable law and its certificate of incorporation and bylaws, all action necessary to call, give notice of, convene and hold a meeting of its stockholders (the "FFBSW STOCKHOLDER MEETING") as promptly as practicable (and in any event within sixty (60) days of the effectiveness of the Registration Statement, as such term is defined in Section 5.9 hereof) for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. FFBSW's Board of Directors will use all reasonable best efforts to obtain from FFBSW's stockholders a vote approving this Agreement. In connection therewith, (i) FFBSW's Board of Directors shall recommend to FFBSW's stockholders approval of this Agreement, (ii) the Proxy Statement-Prospectus shall include a statement to the effect that FFBSW's Board of Directors has recommended that FFBSW's stockholders vote in favor of the approval of this Agreement and (iii) neither FFBSW's Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to FFBSW, the recommendation of FFBSW's Board of Directors that FFBSW's stockholders vote in favor of approval of this Agreement or make any statement in connection with the FFBSW Stockholder Meeting inconsistent with such recommendation.

     5.9 REGISTRATION OF FFBSW COMMON STOCK.

          (a) As promptly as reasonably practicable following the date hereof, (and in any event no later than ninety (90) days of the date hereof), FFBSW shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of FFBSW Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the "REGISTRATION Statement"). The Registration Statement shall contain proxy materials relating to the matters to be submitted to the GFSB stockholders at the GFSB Stockholders Meeting and the FFBSW stockholders at the FFBSW Stockholders Meeting which shall also constitute the prospectus relating to the shares of FFBSW Common Stock to be issued in the Merger (such proxy statement/prospectus, and any amendments or supplements thereto, the "PROXY STATEMENT-PROSPECTUS"). GFSB will furnish to FFBSW the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with FFBSW and approve the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC. FFBSW shall use reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. GFSB will use its best efforts to cause the Proxy Statement Prospectus to be mailed to GFSB's stockholders promptly as practicable after the Registration Statement is declared effective under the Securities Act. FFBSW will advise GFSB, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the FFBSW Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement-Prospectus or the Registration Statement. If at any time prior to the Effective Time, any information relating to FFBSW or GFSB, or any of their respective affiliates, officers or directors, is discovered by

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

FFBSW or GFSB which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement-Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by FFBSW with the SEC and disseminated by GFSB to the stockholders of GFSB;

          (b) FFBSW shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of GFSB and FFBSW shall furnish all information concerning it and the holders of GFSB Common Stock as may be reasonably requested in connection with any such action;

          (c) FFBSW shall at all times reserve and have available a sufficient number of shares of FFBSW Common Stock to pay the Stock Consideration;

          (d) FFBSW shall also take any and all action required for the FFBSW Common Stock to become registered under the Exchange Act; and

          (e) Nasdaq listing. FFBSW will use its best efforts to obtain approval for listing on the NASDAQ, as of the Effective Time.

     5.10 AFFILIATE LETTERS. GFSB shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" of GFSB under Rule 145 of the Securities Act to deliver to FFBSW as soon as practicable and prior to the mailing of the Proxy Statement-Prospectus executed letter agreements, each substantially in the form attached hereto as Exhibit D,
                                                                     ----------
providing that such person will comply with Rule 145.

     5.11 NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence which individually or in the aggregate has, or which is reasonably likely to result in a Material Adverse Effect. Each of GFSB and FFBSW shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

     5.12 EMPLOYEE BENEFITS MATTERS.

          (a) FFBSW will review all GFSB Employee Plans to determine whether to maintain, terminate or continue such plans. All GFSB and Gallup Federal employees who become participants in an FFBSW compensation and benefit plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for pension benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of GFSB or Gallup Federal prior to the Effective Time. This Agreement shall not be construed to limit the ability of FFBSW or First Federal Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate.

          (b) The GFSB Bancorp, Inc. Directors Deferred Compensation Agreement and the Gallup Federal Savings Bank Directors Deferred Compensation Agreement (the "Deferred Compensation Agreements") shall be terminated prior to the Effective Time, and benefits thereunder paid out to participants in a lump sum immediately prior to the Effective Time, provided, however, that each such person entitled to a payment under a Deferred Compensation Agreement shall be required to enter into an acknowledgement and release that the amounts paid thereunder are in complete satisfaction of all amounts due under such Deferred Compensation Agreement.

          (c) All persons who are employees of Gallup Federal immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time (a "CONTINUING EMPLOYEE") shall, at the Effective Time, become employees of First Federal Bank; provided, however, that in no event shall any of Gallup Federal's employees be officers of First Federal Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of First Federal Bank and that FFBSW shall use reasonable efforts to offer a position to all employees of Gallup Federal. Except for Continuing Employees who have employment contracts with GFSB or Gallup Federal as of the date hereof or enter into employment contracts with FFBSW or First Federal Bank, all of the Continuing Employees shall be employed at the will of First Federal Bank and no contractual right to employment shall inure to such employees because of this Agreement. In the event any Continuing Employee without an employment contact or change-in-control agreement is terminated without cause within one year following the Effective Time, he or she shall be entitled to receive, within ten
(10) days of such termination, a cash severance payment equal to one (1) week salary for each full year of continuous service he or she has with GFSB, or Gallup Federal, First Federal Bank or FFBSW, up to a maximum of eight (8) weeks salary.

          (d) As of the Effective Time, FFBSW shall provide employer-provided health and other employee welfare benefit plans to each Continuing Employee on the same basis as it provides such coverage to FFBSW employees, except that any eligibility waiting period otherwise applicable under such plans to new employees shall not apply to a Continuing Employee or their covered dependents who were covered under a similar GFSB Employee Plan at the Effective Time.

          (e) With respect to accrued but unused vacation time to which any Continuing Employee is entitled pursuant to the vacation policy applicable to such

Continuing Employee immediately prior to the Effective Time, FFBSW and its Subsidiaries shall assume the liability only for any vacation time accrued in 2004 and will allow such Continuing Employee to use such accrued 2004 vacation time in accordance with the provisions of FFBSW's vacation policy as in effect at the Effective Time as if such vacation time accrued in 2004 were accrued while in the employ of FFBSW or one of its Subsidiaries.

          (f) (i) Each participant in the GFSB Employee Stock Ownership Plan ("GFSB ESOP") not fully vested will become fully vested in his or her GFSB ESOP account as of the Effective Time. The GFSB ESOP will terminate upon the Effective Time in accordance with its terms in effect as of the date of this Agreement. Upon the repayment of the GFSB ESOP loan, the remaining shares in the loan suspense account will be allocated (to the extent permitted by Sections 401(a), 415 or 4975 of the IRC and the applicable laws and regulations including, without limitation, the applicable provisions of ERISA) to GFSB ESOP participants (as determined under the terms of the GFSB ESOP). Between the date hereof and the Effective Time, the existing GFSB ESOP indebtedness shall continue to be repaid in monthly installments pursuant to the terms of the ESOP Loan Agreement dated as of June 29, 1995 by and between the GFSB Employee Stock Ownership Plan Trust and GFSB, and GFSB or Gallup Federal shall make only such contributions to the GFSB ESOP as necessary to fund such payments. Any indebtedness of the GFSB ESOP remaining as of the Effective Time shall be repaid from the trust associated with the GFSB ESOP through application of the Merger Consideration received by the GFSB ESOP. GFSB and FFBSW agree that, subject to the conditions described herein, as soon as possible after the Effective Time and repayment of the GFSB ESOP loan and subject to applicable law, participants in the GFSB ESOP will receive lump sum distributions of their GFSB ESOP accounts.

               (ii) The actions relating to the termination of the GFSB ESOP will be adopted conditioned upon the consummation of the Merger and upon receiving a favorable determination letter from the IRS with regard to the continued qualification of the GFSB ESOP after any required amendments. GFSB shall submit appropriate requests for any such determination letter to the IRS and will use its best efforts to seek the issuance of such letter as soon as possible following the date hereof. GFSB will adopt such additional amendments to the GFSB ESOP as may be reasonably required by the IRS as a condition to granting such determination letter, provided that such amendments do not substantially change the terms outlined herein or would result in a Material Adverse Effect on GFSB or result in an additional material liability to FFBSW.

               (iii) As of and following the Effective Time, FFBSW shall cause the GFSB ESOP to be maintained for the exclusive benefit of employees and other persons who were participants or beneficiaries therein prior to the Effective Time and proceed with termination of the GFSB ESOP through distribution of its assets in accordance with its terms, subject to the amendments described herein and as otherwise may be required to comply with applicable law or to obtain a favorable determination letter from the IRS as to the continuing qualified status of the GFSB ESOP, provided,

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

however, that no such distributions of the GFSB ESOP shall occur until a favorable termination ruling has been received from the IRS.

          (g) Subject to the foregoing paragraphs, FFBSW agrees to honor in accordance with their terms all benefits vested as of the Effective Time under the GFSB Employee Plans and all vested benefits or other vested amounts earned or accrued through such time under contracts, arrangement commitments or understandings described in GFSB's Disclosure Letter, including benefits which vest or are otherwise accrued as a result of the consummation of the transactions contemplated by this Agreement.

     5.13 INDEMNIFICATION.

          (a) From and after the Effective Time through the sixth anniversary of the Effective Time, FFBSW agrees to indemnify and hold harmless each present and former director, officer and employee of GFSB and its Subsidiaries and each director, officer or employee of GFSB and its Subsidiaries that is serving or has served as a director, officer, employee, representative or agent of another entity expressly at GFSB's request or direction (each, an "INDEMNIFIED PARTY"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, as they are from time to time incurred, in each case to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to GFSB's certificate of incorporation and bylaws and, to the extent applicable, any agreement between GFSB and Gallup Federal and such Indemnified Party which are included in the GFSB Disclosure Letter, as in effect on the date of this Agreement, and to the fullest extent permitted by law.

          (b) Any  Indemnified  Party  wishing  to claim  indemnification  under
Section 5.13(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify FFBSW thereof, but the failure to so notify shall not relieve FFBSW of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice FFBSW.

          (c) FFBSW shall maintain GFSB's existing directors' and officers' liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by GFSB's existing policy, including FFBSW's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of three (3) years after the Effective Time; provided, however, that in no event shall FFBSW be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 5.13(c), an amount in excess of 150% of the annual premiums paid by GFSB as of the date hereof for such insurance ("MAXIMUM INSURANCE AMOUNT"); provided further, that

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

if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, FFBSW shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount.

          (d) In the event FFBSW or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of FFBSW assume the obligations set forth in this Section 5.13.

          (e) The provisions of this Section 5.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

     5.14 SECTION 16 MATTERS. Prior to the Effective Time, GFSB and FFBSW shall take all such steps as may be required to cause any dispositions of GFSB Common Stock (including derivative securities with respect to GFSB Common Stock) or acquisitions of FFBSW Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to GFSB to be exempt under Rule 16b-3 promulgated under the Exchange Act. GFSB agrees to promptly furnish FFBSW with all requisite information necessary for FFBSW to take the actions contemplated by this Section 5.14.

     5.15 DIVIDENDS. After the date of this Agreement, GFSB shall declare and pay dividends on the GFSB Common Stock on a quarterly basis and each of FFBSW and GFSB shall coordinate with the other regarding the payment of dividends with respect to the FFBSW Common Stock and the GFSB Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of FFBSW Common Stock and GFSB Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of FFBSW Common Stock and/or GFSB Common Stock or any shares of FFBSW Common Stock that any such holder receives in exchange for such shares of GFSB Common Stock in the Merger.


                                   ARTICLE VI
                           CONDITIONS TO CONSUMMATION

     6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

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

          (a) Stockholder Approval. This Agreement shall have been approved by the requisite vote of GFSB's and FFBSW's stockholders in accordance with applicable laws and regulations.

          (b) Regulatory Approvals. All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired;
provided, however, that none of such approvals, consents or waivers shall contain any condition or requirement that would reasonably be likely to have or result in a Material Adverse Effect on FFBSW and its Subsidiaries after the Effective Time.

          (c) No Injunctions or Restraints; Illegality. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger or the Bank Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger or the Bank Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

          (d) Registration Statement; Blue Sky Laws. The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement, and FFBSW shall have received all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement.

          (e) Third Party Consents. FFBSW and GFSB shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 6.1(b)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on FFBSW (after giving effect to the consummation of the transactions contemplated hereby).

          (f) Tax Opinion. FFBSW and GFSB shall have received an opinion from Luse Gorman Pomerenk & Schick, P.C., dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to GFSB and FFBSW, as the case may be, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC,
(ii) FFBSW and GFSB will each be a party to that reorganization within the meaning of Section 368(b) of the IRC and (iii) except to the extent of any cash received in lieu of a fractional share interest in FFBSW Common Stock and cash consideration received in the Merger, no gain or loss will be recognized by the stockholders of GFSB who exchange their GFSB Common Stock for FFBSW Common Stock pursuant to the Merger. Such opinion may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of FFBSW, GFSB and others.

     6.2 CONDITIONS TO THE OBLIGATIONS OF FFBSW. The obligations of FFBSW to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by FFBSW in accordance with Section 8.3 hereof:

          (a) GFSB's Representations and Warranties. Each of the representations and warranties of GFSB contained in Sections 3.2(a) (i) shall be true and correct in all material respects as of the date of this Agreement; and (ii) shall be true and correct as of the Effective Date as though made anew as of the Effective Date, unless the representation and warranty relates only to a specified earlier date; provided however, in the case of clause (ii), inaccuracies in such representations and warranties arising from events occurring after the date of this Agreement will be disregarded if the circumstances giving rise to such inaccuracies (considered collectively) do not have, and are not likely to result in, a Material Adverse Effect on GFSB;
provided, however, that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded.

          (b) Performance of GFSB's Obligations. GFSB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

          (c) Officers' Certificate. FFBSW shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of GFSB to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

          (d) No Violation of Agreements with Employees. Prior to the Effective Time, there shall be no violation of (1) the employment agreement entered into between First Federal Bank and Jerry R. Spurlin, (2) the employment agreement entered into between First Federal Bank and Leonard C. Scalzi, and (3) any of the mutual release and non-compete agreements entered into by other employees of GFSB.

          (e) Minimum Capital. Immediately prior to the Effective Time, Gallup Federal shall have capital levels at least equal to those capital levels reported by it as of December 31, 2003 on Schedule CCR of the Thrift Financial Report filed with the OTS, less merger related expenses up to $1,073,840 and without giving effect to the impact of the exercise of any GFSB Stock Options.

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

     6.3 CONDITIONS TO THE OBLIGATIONS OF GFSB. The obligations of GFSB to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by GFSB:

          (a) FFBSW's Representations and Warranties. Each of the representations and warranties of FFBSW contained in Sections 3.3(a) (i) shall be true and correct in all material respects as of the date of this Agreement; and (ii) shall be true and correct as of the Effective Date as though made anew as of the Effective Date, unless the representation and warranty relates only to a specified earlier date; provided however, in the case of clause (ii), inaccuracies in such representations and warranties arising from events occurring after the date of this Agreement will be disregarded if the circumstances giving rise to such inaccuracies (considered collectively) do not have, and are not likely to result in, a Material Adverse Effect on FFBSW; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded.

          (b) Performance of FFBSW's Obligations. FFBSW shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

          (c) Officers' Certificate. GFSB shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of FFBSW to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

          (d) Deposit of Merger Consideration. FFBSW shall have deposited with the Exchange Agent sufficient cash to pay the aggregate Cash Consideration and shall have irrevocably instructed its transfer agent to issue shares for the aggregate Stock Consideration.

          (e) Minimum Capital. Immediately prior to the Effective Time, First Federal Bank shall have capital levels at least equal to those capital levels reported by the it as of December 31, 2003 on Schedule CCR of the Thrift Financial Report filed with the OTS, less merger related expenses up to $765,000 and without giving effect to the exercise of any FFBSW stock options.

                                   ARTICLE VII
                                  TERMINATION

     7.1 TERMINATION. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, either before or after any requisite stockholder approval:

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

          (a) by the mutual written consent of FFBSW and GFSB; or

          (b) by either FFBSW or GFSB, in the event of the failure of GFSB's stockholders to approve the Agreement at the GFSB Stockholder Meeting; provided, however, that GFSB shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 5.8; or

          (c) by either FFBSW or GFSB, upon written notice to the other, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied or (ii) any Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

          (d) by either FFBSW or GFSB, in the event that the Merger is not consummated by June 30, 2005, unless the failure to so consummate by such time is due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or

          (e) by either FFBSW or GFSB, upon written notice to the other, (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, in either case such that the conditions set forth in Sections 6.2(a) and (b) or Sections 6.3(a) and (b), as the case may be, would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach or making such untrue representation or warranty;

          (f) by FFBSW, if (i) the GFSB shareholders fail to approve the Agreement or GFSB does not comply with its obligations under Section 5.8 hereof and (ii) the Board of Directors of GFSB does not publicly recommend in the Proxy Statement-Prospectus that stockholders approve and adopt this Agreement or if, after recommending in the Proxy Statement-Prospectus that stockholders approve and adopt this Agreement, the Board of Directors of GFSB withdraws, qualifies or revises such recommendation in any respect materially adverse to FFBSW; or

          (g) at any time prior to the GFSB Stockholder Meeting, by GFSB in order to concurrently enter into an acquisition agreement or similar agreement (each an "Acquisition Agreement") with respect to a Superior Proposal which has been received and considered by GFSB and GFSB's Board of Directors in compliance with Section 5.1 hereof, provided, however, that this Agreement may be terminated by GFSB pursuant to this Section 7.1(g) only after the second business day following the receipt by FFBSW of written notice from GFSB advising FFBSW that GFSB is prepared to enter into an

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

Acquisition Agreement with respect to a Superior Proposal, and describing in reasonable detail such proposal and only if, during such five business day period, FFBSW does not, in its sole discretion, make an offer to GFSB that GFSB's Board of Directors determines in good faith, after consultation with its financial advisors, is at least as favorable as the Superior Proposal; or

          (h) by FFBSW, if any person or group (as those terms are defined in the Exchange Act), other than FFBSW or any Subsidiary or any group already owning 25% of more of FFBSW, shall have acquired beneficial ownership of 25% or more of the voting power of GFSB or any of its significant Subsidiaries; or

          (i) by FFBSW at any time after GFSB becomes entitled to terminate the Agreement under paragraph (g) above.

     7.2 TERMINATION FEE.

          (a) If FFBSW terminates this Agreement  pursuant to Section 7.1((f) or
(i)),or GFSB terminates this Agreement pursuant to Section 7.1(g), then GFSB shall make payment to FFBSW of a termination fee in the amount of $800,000. Such amount shall be paid by wire transfer of immediately available funds within two business days following such termination.

          (b) If this Agreement is terminated by (i) FFBSW pursuant to Section 7.1(e) or (ii) either party pursuant to Section 7.1(b), and in any such case an Acquisition Proposal has been publicly announced, disclosed or communicated or made known to the senior management or the Board of Directors of GFSB at any time after the date of this Agreement and prior to the date of the Stockholders Meeting, in the case of clause (ii), or the date of termination, in the case of clause (i), then GFSB shall make payment to FFBSW of a termination fee in the amount of $800,000 if within 12 months after such termination, GFSB shall consummate or enter into any agreement with respect to such Acquisition Proposal. Such amount shall be paid by wire transfer of immediately available funds on the date of such execution or consummation.

          (c) Notwithstanding anything herein to the contrary, in no event shall the aggregate amount that GFSB must pay to FFBSW pursuant to Sections 7.2(a) and
(b) exceed $ 800,000.

     7.3 EFFECT OF TERMINATION. In the event of termination of this Agreement by either FFBSW or GFSB as provided in Section 7.1, this Agreement shall forthwith become void and, subject to Section 7.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (i) Sections 5.3(c), 7.2, and 8.6, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

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

                                  ARTICLE VIII
                             CERTAIN OTHER MATTERS

     8.1 INTERPRETATION. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

     8.2 SURVIVAL. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Section 5.13 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

     8.3 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefited by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the stockholders of GFSB, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of GFSB Common Stock or contravene any provision of the DGCL, the federal and state securities and banking laws, or any of the rules and regulations thereunder.

     8.4 COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

     8.5 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement are not performed in accordance with its specific terms and conditions, or are otherwise breached. Thus, parties hereto agree that each shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any competent court of jurisdiction in the United States, and that such remedy is in addition to any other remedy to which such party is entitled at law or in equity.

     8.6 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles.

     8.7 EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that

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

expenses incurred in connection with the printing and mailing of the Proxy Statement-Prospectus and Registration Statement shall be shared equally by FFBSW and GFSB.

     8.8 NOTICES. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice (in accordance with this provision) to the other party hereto.

                  If to FFBSW, to:

                                    First Federal Banc of the Southwest, Inc.
                                    300 North Pennsylvania
                                    Roswell, New Mexico 88201
                                    Facsimile:       (505) 627-2411
                                    Attention:       Aubrey L. Dunn, Jr.
                  With a copy to:

                                    Luse Gorman Pomerenk & Schick, PC
                                    5335 Wisconsin Avenue, N.W.
                                    Suite 400
                                    Washington, D.C.  20015
                                    Facsimile:       (202) 362-2902
                                    Attention:       Gary A. Lax, Esq.

                  If to GFSB, to:

                                    GFSB Bancorp, Inc.
                                    221 West Aztec Avenue
                                    Gallup, New Mexico        87301
                                    Facsimile: (505)722-8876
                                    Attention: Richard C. Kauzlaric

                  With a copy to:

                                    Malizia Spidi & Fisch, P.C.
                                    1100 New York Avenue, N.W.
                                    Suite 340 West
                                    Washington, D.C. 20005
                                    Facsimile:       (202) 434-4661
                                    Attention:       Richard Fisch, Esq.

     8.9 ENTIRE AGREEMENT; ETC. This Agreement, together with the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be

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

binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for Section 5.13, which confers rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     8.10 SUCCESSORS AND ASSIGNS; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the written consent of the other party.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                              FIRST FEDERAL BANC OF THE SOUTHWEST, INC.


                              By: /s/ Aubrey L. Dunn, Jr.
                                  -----------------------------------------
                                  Aubrey L. Dunn, Jr.
                                  President and Chief Executive Officer

                              GFSB BANCORP, INC.


                              By: /s/ Richard C. Kauzlaric
                                  -----------------------------------------
                                  Richard C. Kauzlaric
                                  President and Chief Executive Officer



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